Exhibit 99.1

COPsync Announces Record 2015 Financial Results

DALLAS, March 28, 2016 (GLOBE NEWSWIRE) -- COPsync, Inc. (NASDAQ: COYN), which operates the nation's only law enforcement in-car, real-time information sharing and data communication network and the COPsync911™ threat-alert service for schools, government buildings, hospitals and other potentially at-risk facilities announces its financial results for the fiscal year ended December 31, 2015.

Company Highlights for 2015

•
NASDAQ Uplisting and Capital Raise: The Company completed a $10.6 million underwritten public offering and successful uplisting to the NASDAQ Stock Market in November 2015 to accelerate business growth and enhance its corporate profile.

•
Record Revenue: Total revenues reached a record $6.1 million in fiscal 2015, a 4% increase compared to total revenues of $5.9 million recorded in fiscal 2014. Total revenues in the second half of 2015 increased 32% year-over-year to $3.7 million as the Company implemented a successful revamping of its sales team in the second quarter.

•
Increased Licensing and Subscription Revenue: Software license/subscription revenues reached a record $3.3 million for fiscal 2015, increasing by 24% compared to $2.7 million for 2014. Excluding fees for one-time services, the software licenses/subscriptions increased by 13% to $3.0 million.

•	Renewing Customer Growth: Billings for orders from renewing customers increased 24% to $1.7 million in fiscal 2015 compared to $1.3 million in fiscal 2014.

•
Improving Margins: Gross profit margin for software license/subscription revenues increased to 57% in fiscal 2015 compared to 55% for fiscal 2014, while the Company’s overall gross profit increased to 37% in fiscal 2015 compared to 36% in fiscal 2014.

•
Progressive Market Penetration: The Company has established a significant footprint in Texas with the Company now having customers in approximately 79% of the 254 counties in the state. Additionally, the Company continued to expand its presence outside of Texas, making further sales inroads in Louisiana, Massachusetts and New Hampshire. At the end of fiscal 2015, the total number of operational customers on the COPsync Network was 657, including 616 law enforcement agency customers and 847 subscribers to COPsync911.

CEO Comment on 2015 Results

“2015 was a pivotal year for COPsync as we laid the foundation for the Company to achieve significant future growth. Through the completion of our successful capital raise and uplisting to the NASDAQ stock exchange, we now have the enhanced corporate profile and capital to implement our aggressive business plan to unlock the inherent and ever-growing value of our software platform. The 2015 revamping of the sales organization continues, and the aggregate changes are projected to accelerate our sales significantly and increase the value of the business. We are already beginning to see significant positive trends in our sales metrics with the 13% increase in software licenses/subscriptions and the 24% increase in billings from renewing customers. We see these increases as important early indicators that the Company's recurring revenue generating SaaS business model is beginning to gain traction. We expect these favorable sales trends to continue as we focus our efforts on building a solid high margin subscription base and expanding into new states. As we continue the expansion plans for our SaaS business, hardware sales over time will become a smaller percentage of our overall business. With our expansion plan firmly in place, we are at the right place at the right time with the right products to establish COPsync as the premier software provider for enhancing facility safety and creating real-time information sharing and data interoperability among law enforcement agencies across the country.”

Financial Highlights for FY 2015

•
Revenues: Total revenues for fiscal 2015 rose to a record $6.1 million, a 4% increase from revenues of $5.9 million recorded in fiscal 2014. The revenue increase was driven by a 24% year over year increase in software licenses/subscriptions revenues totaling $3.3 million. The increase in software licenses/subscriptions revenues in 2015 was partially offset by a decline in hardware, installation, and other revenue, which totaled $2.8 million in 2015 compared to $3.2 million. The Company expects its hardware sales to ebb and flow over time depending on the nature of new and existing contracts. The Company expects future revenues to be driven by ongoing organic growth, national expansion of its COPsync and COPsync911 platforms, new products and increased sales and marketing efforts and, potentially, acquisitions.

•
Gross Profit: Gross profit for fiscal 2015 totaled $2.3 million compared to $2.1 million in fiscal 2014. Gross profit percentage was 37% for fiscal 2015 compared to 36% in fiscal 2014. Gross profit percentage for software license/subscription revenues increased to 57% in fiscal 2015 compared to 55% in fiscal 2014 while gross profit percentage for hardware, installation, and other revenue was 14% compared to 21% in fiscal 2014.

•
Operating Loss: Operating loss in fiscal 2015 was $4.0 million, compared to an operating loss of $4.1 million in fiscal 2014. The decrease in operating loss in fiscal 2015 was attributable to an increase in gross profit partially offset by an increase in overall operating expenses. Total operating expenses were $6.3 million in fiscal 2015 compared to $6.2 million in fiscal 2014. The increase in total operating expenses was a result of an increase in sales and marketing expenses largely offset by a decrease in G&A and research and development expenses. The Company expects R&D expenses to increase in 2016 as additional resources are invested in feature and functionality enhancements designed to facilitate the sale of the Company’s COPsync Network and COPsync911 service offerings across the U.S. and initiatives to enhance further its technology platform so that it will be capable of supporting millions of users.

•
Net Loss: Net loss for fiscal 2015 was $6.4 million, compared to net loss of $4.2 million during the prior year period. The increase in net loss in fiscal 2015 was mainly attributable to a $2.2 million increase in other expenses, which consisted of interest expense involving various debt instruments and costs for beneficial conversion features relating to the conversion of convertible promissory notes, notes payable, warrant exercises and the conversion of Series B Preferred Stock. GAAP loss per share in fiscal 2015 was $1.43 on 4.5 million weighted average shares outstanding compared to $1.18 in fiscal 2014 on 3.7 million weighted average shares outstanding. The net loss in 2015 was attributable to an increase in sales, marketing, product development and other expenses as described above.

•	Cash Flow: Net Cash used in operations in fiscal 2015 was $3.3 million compared to net cash used in operations of $2.9 million during the prior year period.

•
Selected Balance Sheet Items: As of December 31, 2015, the Company had $8.3 million in cash and cash equivalents compared to $587,000 at year-end 2014. The Company had working capital of $5.1 million and a current ratio of 2.08:1 as of December 31, 2015, compared to negative working capital of $3.5 million and a current ratio of 0.28:1 as of December 31, 2014.

Business Outlook for 2016

Assessing the Company’s business outlook for 2016, COPsync CEO, Mr. Ronald A. Woessner stated, “We are pursuing a two-pronged sales strategy to maximize our revenue growth as we move through 2016. Our first objective is to purposefully and relentlessly continue to add new subscribers to our customer base in our home state of Texas with an eye toward reaching a critical mass or “tipping point,” which we believe will enable COPsync to secure virtually all of the estimated 76,000 Texas law enforcement officers as COPsync Network subscribers. To this end, 23 percent of the estimated 2642 Texas law enforcement agencies are customers; we have at least one customer in approximately 79 percent of the 254 Texas counties, and we are only four county sheriff departments short of having a majority of the 254 sheriffs’ departments using the COPsync Network service. The second objective is to accelerate our nationwide expansion efforts. We currently have COPsync Network and COPsync911 threat-alert system customers in 10 states, and we are planning or executing plans to secure customers in 5 – 6 additional states within the next four months. We are confident that this strategy will drive revenue growth in 2016 and we look forward to reporting on our progress in the coming quarters as we expand the scope of the COPsync Network and COPsync911 threat-alert system and thereby continue to march toward our objective of creating one nationwide law enforcement in-car, real-time information sharing and data communication network.”

About COPsync

COPsync, Inc. (NASDAQ:COYN) is a technology company that improves law enforcement communication in a manner that saves officers’ lives and helps them prevent and respond more quickly to crime. Officers have instant access to actionable, mission-critical data, share information, and communicate in real-time with other officers and agencies, even those hundreds and thousands of miles away. The COPsync Network™ also eliminates manual processes and increases officer productivity by enabling officers to write electronic tickets, accident reports, DUI forms, arrest forms and incident and offense reports. COPsync’s threat-alert system, COPsync911™, enables schools, courts, hospitals, and other potentially at-risk facilities to automatically and silently send emergency alerts directly to local law enforcement officers in their patrol cars during a crisis, thereby speeding first responder response times and saving minutes when seconds count. The Company also sells VidTac®, a law enforcement software-driven in-vehicle video system. Visit www.copsync.com and www.copsync911.com for more information.

Safe Harbor Statement

Statements in this release that are not purely historical facts or that depend upon future events, including statements about forecasts of earnings, revenue, product development, sales or other statements about anticipations, beliefs, expectations, intentions, plans or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. For example, statements containing words like “expect,” “believe,” “confident,” “estimated,” “future,” “plan,” “planning,” “projected,” “strategy,” “pursuing,” “objective” and other similar terms, express management’s current views concerning future events, trends, contingencies or results, which may be considered forward-looking statements. Specifically, the statements “…we laid the foundation for the Company to achieve significant future growth”; “…the aggregate changes are projected to accelerate our sales significantly and increase the value of our business”; “We expect these favorable sales trends to continue as we focus our efforts on building a solid high margin subscription base and expanding into new states”; “The Company expects future revenues to be driven by ongoing organic growth, national expansion of its COPsync and COPsync911 platforms, new products and increased sales and marketing efforts and, potentially, acquisitions”; “The Company expects R&D expenses to increase in 2016 as additional resources are invested in feature and functionality enhancements designed to facilitate the sale of the Company’s COPsync Network and COPsync911 service offerings across the U.S. and initiatives to enhance further its technology platform so that it will be capable of supporting millions of users”; “We are pursuing a two-pronged sales strategy to maximize our revenue growth as we move through 2016”; “…we believe will enable COPsync to secure virtually all of the estimated 76,000 Texas law enforcement officers as COPsync Network subscribers”; and “…we are planning on executing plans to secure customers in 5 – 6 additional states within the next four months” and “We are confident that this strategy will drive revenue growth in 2016, and we look forward to reporting on our progress in the coming quarters as we expand the scope of the COPsync Network and COPsync911 threat-alert system.” These statements are all highly dependent on a variety of factors, including the Company’s ability to execute its strategy in other jurisdictions. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based on information available to the Company on the date this release was issued. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s ability to obtain and retain customers and development, implementation and acceptance of its products and services. Certain statements in this press release are highly dependent on the Company’s ability to successfully execute its strategy in Texas and other geographic areas; the Company’s ability to successfully book new orders for its products and services and renew its existing customers at anticipated renewal rates. The Company may not succeed in adequately addressing and managing these and other risks. Further information regarding factors that could affect the Company’s financial, operating and other results can be found in the risk factors section of the Company’s recent filing on Form 10-K with the Securities and Exchange Commission.

Contact:
For COPsync:
Ronald A. Woessner
Chief Executive Officer
972-865-6192
invest@copsync.com

Fred Sommer
Senior Consultant
Investor Relations
Ascendant Partners, LLC.
732-410-9810
fred@ascendantpartnersllc.com